Exhibit 99.1

News Release		For Immediate Release
Contact:	Renee Campbell	July 23, 2019
402-963-1057

Valmont Reports Second Quarter 2019 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the second quarter ended June 29, 2019.

Second Quarter 2019 Highlights (metrics compared to second quarter 2018 unless otherwise noted)

•                  Revenues grew 2.7% to $700.9 million; excluding a 2.0% unfavorable currency impact and revenue from the divested grinding media business of $4.7 million, sales would have increased 5.5%1

•                  Operating income remained flat at $63.7 million or 9.1% of sales, compared to $63.7 million or 9.3% of sales ($70.7 million adjusted1 or 10.4% of sales)

•                  Diluted Earnings per Share of $1.90 compared to $1.46 ($1.98 adjusted1) last year; 2019 results included pre-tax expenses of approximately $6.0 million ($4.3 million after-tax and $0.20 per share) related to certain non-recurring items impacting the Utility Support Structures and Coatings segments

•                  Operating cash flows grew to $105 million, a significant increase compared to 2018, and the highest second quarter level since 2013

•                  Repurchased 236,300 shares of company stock for $28.9 million, at an average price of $122.41 per share

•                  Completed the acquisition of Connect-It Wireless in the Engineered Support Structures segment, advancing strategies of geographic expansion and market growth

•                  Revising EPS guidance range to $8.10 to $8.70 from $8.30 to $8.90, due to the non-recurring expenses that occurred during the second quarter

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Second Quarter 2019

	GAAP			Adjusted[1]
	6/29/2019 2Q 2019	6/30/2018 2Q 2018	vs. 2Q 2019	6/29/2019 2Q 2019	6/30/2018 2Q 2018	vs. 2Q 2019
Net Sales	$700,871	$682,405	2.7%	$700,871	$682,405	2.7%
Operating Income	63,712	$63,670	0.1%	63,712	$70,689	(9.9)%
Operating Income as a % of Net Sales	9.1%	9.3%		9.1%	10.4%
Net Earnings	41,397	32,960	25.6%	41,397	44,709	(7.4)%
Diluted Earnings Per Share	$1.90	$1.46	30.1%	$1.90	$1.98	(4.0)%
Average Shares Outstanding	21,831	22,573

YTD 2019

	GAAP			Adjusted[1]
	06/29/2019 YTD 2019	06/30/2018 YTD 2018	vs. YTD 2019	06/29/2019 YTD 2019	06/30/2018 YTD 2018	vs. YTD 2019
Net Sales	$1,393,010	$1,381,089	0.9%	$1,393,010	$1,381,089	0.9%
Operating Income	118,816	127,630	(6.9)%	118,816	139,049	(14.6)%
Operating Income as a % of Net Sales	8.5%	9.2%		8.5%	10.1%
Net Earnings	77,878	72,241	7.8%	77,878	87,315	(10.8)%
Diluted Earnings Per Share	$3.56	$3.18	11.9%	$3.56	$3.84	(7.3)%
Average Shares Outstanding	21,897	22,684

“We had a good quarter across the majority of our businesses, despite substantial, unfavorable comparisons in the Irrigation segment, and we exceeded last year’s performance after excluding non-recurring expenses”, said Stephen G. Kaniewski, President and Chief Executive Officer.  “Sales growth was led by robust transportation and wireless communication demand, particularly in North America markets, revenue from acquisitions, and favorable pricing across the portfolio. We experienced favorable demand in three of our four segments. Strong order flow in Engineered Support Structures accelerated during the quarter, increasing backlogs and significantly extending lead times, demonstrating market strength. Utilities Support Structures saw continued investments in grid hardening and modernization, while Coatings benefited from general economic growth and revenue from recent acquisitions. Lower sales in Irrigation, coupled with lower profitability in the international portion of our Utility business, led to overall results that were below our expectations. We were pleased to have generated strong, second quarter operating cash flows of $105 million, due to our lean efforts and receipt of a project downpayment.”

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Second Quarter 2019 Segment Review

Infrastructure

Engineered Support Structures Segment (36.9% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $258.7 million increased 3.2% compared to last year.  Higher volumes in North America markets, favorable pricing across the segment, and revenue from acquisitions, drove sales growth. In international markets, sales were lower. Excluding a 3.5% unfavorable currency impact, segment sales would have increased by 6.7%1.

In North America, lighting and traffic sales were higher, driven by pricing and continued strong market demand. In Europe, sales decreased due to lower volumes across the region. Sales of highway safety products were also lower, from a pause in government spending ahead of elections in Australia and India.

Wireless communication and components sales increased 20% globally compared to last year. Strong demand in North America markets was led by carriers’ ongoing buildout of 4G networks, and 5G site preparation. Sales growth was driven by higher volumes, and revenues from recent acquisitions.

During the quarter, the Company completed the acquisition of Connect-It Wireless, a U.S. distributor of wireless site components.

Sales of Access Systems products of $29.7 million were slightly below last year, in part due to unfavorable currency translation.

Operating income was $20.8 million or 8.1% of sales compared to $13.0 million, or 5.2% of sales ($18.4 million or 7.3% adjusted1). The improvement was due to benefits from the 2018 operational transformation efforts, primarily in the Asia Pacific region, and pricing discipline across the segment. As expected, segment profitability was pressured from effects of the March flooding event, the impact of which has extended into the second and third quarters. Insurance recovery for property and business interruption is in process, and the Company expects to receive reimbursement in the second half of 2019.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

Utility Support Structures Segment (29.9% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, renewable energy generation equipment, and inspection services

Revenues of $209.8 million increased 6.1% compared to last year, led by sales from acquisitions completed last year, and favorable pricing in bid markets.

Operating income was $16.0 million or 7.6% of sales compared to $20.8 million, or 10.6% of sales ($22.3 million or 11.3% adjusted1) in 2018. Pricing actions and improved factory performance in North America, were more than offset by approximately $5.0 million of lower profitability from the international portion of the utility business compared to last year, and approximately $3.0 million in one-time expenses related to the completion of a multi-year customer accommodation from 2015 that will not repeat.

Coatings Segment (14.0% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $98.4 million grew 7.5% versus prior year from higher revenues across all regions, led by sales from recent acquisitions and pricing discipline. Excluding a 1.9% unfavorable currency impact, sales would have increased 9.4%1.

Operating income was $15.1 million or 15.3% of sales, compared to $14.9 million or 16.2% of sales in 2018, led by pricing improvements and acquisitions. Excluding approximately $3.0 million of one-time expenses associated with a legal settlement, operating income would have been $18.1 million, or 18.4% of sales.

Agriculture

Irrigation Segment (22.1% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $155.2 million were 4.8% lower than last year. Excluding a 1.5% unfavorable currency impact, sales would have decreased 3.3%1.

North America sales of $102.8 million were 9.7% below 2018 sales of $113.9 million. Adverse weather conditions and continued low net farm income levels are weighing on farmer sentiment and

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

demand. Pricing discipline, a more favorable product mix, and higher technology sales, were offset by lower volumes.

International irrigation sales of $52.4 million were 6.7% higher compared to last year, driven by stronger demand in Brazil and the EMEA region, partially offset by unfavorable currency impacts.

Segment operating income was $21.5 million, or 13.9% of sales, compared to $27.7 million, or 17.0% of sales in 2018. Pricing discipline was more than offset by lower volumes and factory deleverage.

2019 Outlook

2019 Full Year Financial Outlook	Previous Outlook	Revised Outlook
Diluted Earnings per Share	$8.30 - $8.90	$8.10 - $8.70
Revenue Growth[2]	7% - 8%	6% - 7%
Operating Margin Improvement	20 - 50 bps	10 - 40 bps
Global Effective Tax Rate	~ 25%	No Change
Capital Expenditures	$90 - $100 million	No Change

“The non-recurring expenses recognized during the second quarter have led to a revised outlook for full-year operating margin improvement and earnings per share”, said Kaniewski. “While North American irrigation markets have remained challenged by low net farm income levels and weather conditions, we are seeing signs that the market is stabilizing. However, international irrigation project demand is below our expectations for the year. This, combined with a stronger U.S. dollar, is resulting in a downward revision to revenue growth for 2019. Despite the lower international irrigation demand, we are encouraged by record order flow in Brazil as the government financing program there was finalized earlier this month. We are also seeing steady activity in the Central Europe and Middle East regions.”

Kaniewski continued, “We expect margin improvement in the Engineered Support Structures and Utility Support Structures segments in the second half of 2019 when compared to 2018, and compared to the first half of 2019. North American transportation market demand is expected to remain strong, as evidenced by robust order flow that has extended industry lead times, signaling market strength. Globally, wireless communication markets continue to build on the momentum of 5G and small cell opportunities, and we are seeing a more positive market environment in the Asia Pacific

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

region from post-election government investments in road safety. We continue to have record backlog in Utility Support Structures, supported by the large, multi-year order we announced last quarter, and incremental demand this year from grid hardening efforts, particularly in the western and southeast regions of the U.S. Firm demand across all regions supports a favorable outlook in our Coatings business. Additionally, we expect our cash flows to strengthen in the second half of the year, and remain committed to our free cash flow goal of at least 1x net earnings for the year.”

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Wednesday, July 24, 2019 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries Q2 2019 Earnings Conference Call A slide presentation will simultaneously be available for download on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13684639. The replay will be available through 10:59 p.m. CDT on July 31, 2019.

About Valmont Industries, Inc.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

Concerning Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Excludes additional acquisitions in 2019

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	29-Jun-19	30-Jun-18	29-Jun-19	30-Jun-18
Net sales	$700,871	$682,405	$1,393,010	$1,381,089
Cost of sales	520,457	507,406	1,047,467	1,036,850
Gross profit	180,414	174,999	345,543	344,239
Selling, general and administrative expenses	116,702	111,329	226,727	216,609
Operating income	63,712	63,670	118,816	127,630
Other income (expense)
Interest expense	(10,117)	(11,791)	(19,995)	(22,865)
Interest income	1,036	1,446	1,846	2,713
Gain on investments (unrealized)	1,520	250	4,352	78
Loss from divestiture of grinding media business (Donhad)	—	(6,084)	—	(6,084)
Other	156	1,594	1,170	625
	(7,405)	(14,585)	(12,627)	(25,533)
Earnings before income taxes	56,307	49,085	106,189	102,097
Income tax expense	13,961	14,405	26,388	26,937
Net earnings	42,346	34,680	79,801	75,160
Less: Earnings attributable to non-controlling interests	(949)	(1,720)	(1,923)	(2,919)
Net earnings attributable to Valmont Industries, Inc.	$41,397	$32,960	$77,878	$72,241

Average shares outstanding (000’s) - Basic	21,734	22,438	21,810	22,523
Earnings per share - Basic	$1.90	$1.47	$3.57	$3.21

Average shares outstanding (000’s) - Diluted	21,831	22,573	21,897	22,684
Earnings per share - Diluted	$1.90	$1.46	$3.56	$3.18

Cash dividends per share	$0.375	$0.375	$0.750	$0.750

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	29-Jun-19	30-Jun-18	29-Jun-19	30-Jun-18
Net sales
Engineered Support Structures	$258,748	$250,711	$489,036	$475,665
Utility Support Structures	209,829	197,719	453,751	407,581
Coatings	98,406	91,572	185,185	176,519
Infrastructure products	566,983	540,002	1,127,972	1,059,765
Irrigation	155,185	162,936	308,001	350,889
Other	—	4,681	—	23,080
Less: Intersegment sales	(21,297)	(25,214)	(42,963)	(52,645)
Total	$700,871	$682,405	$1,393,010	$1,381,089

Operating Income
Engineered Support Structures	$20,882	$12,965	$33,327	$19,912
Utility Support Structures	16,033	20,841	41,081	44,208
Coatings	15,032	14,868	25,172	26,735
Infrastructure products	51,947	48,674	99,580	90,855
Irrigation	21,530	27,728	41,664	61,615
Other	—	(334)	—	(913)
Adjustment to LIFO inventory valuation method	2,238	(1,651)	2,740	(2,732)
Corporate	(12,003)	(10,747)	(25,168)	(21,195)
Total	$63,712	$63,670	$118,816	$127,630

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, and generation applications, renewable energy generation equipment, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and is reported in the “  Other”  category until its divestiture.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	29-Jun-19	29-Dec-18
ASSETS
Current assets:
Cash and cash equivalents	$256,944	$313,210
Accounts receivable, net	507,061	483,963
Inventories	406,546	383,566
Contract asset - costs and profits in excess of billings	123,926	112,525
Prepaid expenses	44,942	42,800
Refundable income taxes	8,579	4,576
Total current assets	1,347,998	1,340,640
Property, plant and equipment, net	543,557	513,992
Goodwill and other assets	820,184	675,642
	$2,711,739	$2,530,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$774	$779
Notes payable to banks	20,375	10,678
Accounts payable	228,137	218,115
Accrued expenses	239,886	171,233
Dividend payable	8,129	8,230
Total current liabilities	497,301	409,035
Long-term debt, excluding current installments	765,558	741,822
Other long-term liabilities	321,866	243,894
Shareholders’ equity	1,127,014	1,135,523
	$2,711,739	$2,530,274

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	YTD	YTD
	29-Jun-19	30-Jun-18
Cash flows from operating activities
Net Earnings	$79,801	$75,160
Depreciation and amortization	40,583	41,657
Impairment of long-lived assets	—	2,791
Loss from divestiture of grinding media business	—	6,084
Contribution to defined benefit pension plan	(13,682)	(731)
Change in working capital	7,676	(73,192)
Other	(941)	1,889
Net cash flows from operating activities	113,437	53,658

Cash flows from investing activities
Purchase of property, plant, and equipment	(49,310)	(31,816)
Proceeds from sale of assets	466	64,393
Acquisitions	(81,841)	(9,300)
Other	15,077	783
Net cash flows from investing activities	(115,608)	24,060

Cash flows from financing activities
Proceeds from long-term borrowings	31,000	237,641
Proceeds from short-term borrowings	9,886	130
Principal payments on long-term borrowings	(10,386)	(495)
Purchase of treasury shares	(38,350)	(43,999)
Purchase of noncontrolling interest	(27,845)	(5,510)
Dividends paid	(16,425)	(17,003)
Other	(3,542)	(5,699)
Net cash flows from financing activities	(55,662)	165,065
Effect of exchange rates on cash and cash equivalents	1,567	(13,000)
Net change in cash and cash equivalents	(56,266)	229,783
Cash and cash equivalents - beginning of year	313,210	492,805
Cash and cash equivalents - end of period	$256,944	$722,588

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring and related asset impairment costs and (2) the loss from divestiture of its grinding media business, (b) operating income of (1) restructuring and related asset impairment costs and (c) segment operating income for this same category of expense. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended June 30, 2018	Diluted earnings per share	Twenty-six Weeks Ended June 30, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$32,960	$1.46	$72,241	$3.18
Restructuring and related asset impairment costs - pre-tax	7,019	0.31	11,419	0.50
Loss from divestiture of grinding media business, pre-tax	6,084	0.27	6,084	0.27
Total Adjustments	13,103	0.58	17,503	0.77
Tax effect of adjustments *	(1,354)	(0.06)	(2,429)	(0.11)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$44,709	$1.98	$87,315	$3.84
Average shares outstanding (000’s) - Diluted		22,573		22,684

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

Operating Income Reconciliation	Thirteen weeks ended June 30, 2018	Twenty-six Weeks Ended June 30, 2018
Operating income - as reported	$63,670	$127,630
Restructuring and related asset impairment costs	7,019	11,419
Adjusted Operating Income	$70,689	$139,049
Net Sales - as reported	682,405	1,381,089
Operating Income as a % of Sales	9.3%	9.2%
Adjusted Operating Income as a % of Sales	10.4%	10.1%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION (CONTINUED)

For the Second Quarter Ended June 30, 2018

	Engineered	Utility
	Support	Support			Other/
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate

Operating income - as reported	$12,965	$20,841	$14,868	$27,728	$(12,732)
Restructuring and related asset impairment costs	5,419	1,474	—	—	126
Adjusted Operating Income	$18,384	$22,315	$14,868	$27,728	$(12,606)

Net sales	250,711	197,719	91,572	162,936	—

Operating Income as a % of Sales	5.2%	10.5%	16.2%	17.0%	NM

Adjusted Operating Income as a % of Sales	7.3%	11.3%	16.2%	17.0%	NM

For the Second Quarter Ended June 29, 2019

	Engineered	Utility
	Support	Support
Calculation of Changes in Net Sales	Structures	Structures	Coatings	Irrigation	TOTAL*
2019 Net Sales, as reported	$258,748	$209,829	$98,406	$155,185	$700,871
Currency translation	8,684	1,241	1,786	2,371	14,082
2019 Net Sales, constant currency	$267,432	$211,070	$100,192	$157,556	$714,953

2018 Net sales, as reported	$250,711	$197,719	$91,572	$162,936	$682,405
Less prior year sales from divested grinding media	—	—	—	—	4,681
2018 Net Sales, adjusted	$250,711	$197,719	$91,572	$162,936	$677,724

% Change in Net Sales, as reported	3.2%	6.1%	7.5%	(4.8)%	2.7%

% Change in Net Sales, constant currency	6.7%	6.8%	9.4%	(3.3)%	4.8%

% of Net Sales, constant currency and divestiture	N/A	N/A	N/A	N/A	5.5%

*  The sum of the columns will not agree to the Total column due to intersegment sales eliminations.